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                                                        EXHIBIT 21

                    LIST OF SUBSIDIARIES


                                              STATE OR OTHER JURISDICTION
SUBSIDIARIES                                  OF INCORPORATION
------------                                  ---------------------------


Roberts Laboratories, Inc.                    New Jersey
Linz-Roberts, Inc.                            Delaware
Pronetics Health Care Group, Inc.             New York and New Jersey
VRG International, Inc.                       New Jersey
Monmouth Pharmaceuticals, Ltd.                United Kingdom
Roberts Pharma GmbH                           Germany
Roberts Pharmaceutical of Canada, Inc.        Canada
Roberts Investments, Inc.                     Delaware
Shore Pharmaceuticals, Inc.                   New Jersey
Geriatric Pharmaceutical Corp.                New York